Exhibit 10.1

RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT, effective as of February 19, 2002 (the “Date of Grant”), is entered into by and between Nash-Finch Company, a Delaware corporation (the “Company”), and Ron Marshall (the “Grantee”).

A.  The Company has adopted the Nash Finch Company 2000 Stock Incentive Plan (the “Plan”) authorizing the Board of Directors of the Company, or a committee as provided for in the Plan (the Board or such a committee to be referred to as the “Committee”), to grant certain types of incentive awards to employees and non-employee directors, consultants and independent contractors of the Company and its Subsidiaries (as defined in the Plan).

B.  The Company desires to provide the Grantee with the opportunity to acquire or increase the Grantee’s proprietary interest in the Company and an added incentive to advance the interests of the Company by granting to the Grantee a Restricted Stock Award (as defined in the Plan).

Accordingly, the parties agree as follows:

1.                                      Grant of Restricted Stock Award.

The Company hereby grants to the Grantee a Restricted Stock Award of 50,000 shares (the “Restricted Stock Award Shares”) of the Company’s common stock, $1.66-2/3 par value (the “Common Stock”), according to the terms and subject to the conditions hereinafter set forth and as set forth in the Plan.

2.                                      Share Restrictions.

2.1                                 Restriction and Forfeiture.  Except as provided herein with regard to earlier vesting, the Grantee’s right to retain the Restricted Stock Award Shares and any Dividend Proceeds (as defined below) related thereto will be subject to the Grantee remaining in the continuous employ or service of the Company through February 19, 2007.

2.2                                 Vesting of Restricted Stock Award Shares.  The forfeiture restrictions provided for herein (the “Forfeiture Restrictions”) shall lapse, and the Grantee shall become vested in the Restricted Stock Award Shares in five respective installments on the anniversary of the Date of Grant in each of the years 2003 through 2007, inclusive (each, the “Vesting Date”), as follows:

Vesting Date	Number of Shares

February 19, 2003	10,000
February 19, 2004	10,000
February 19, 2005	10,000
February 19, 2006	10,000
February 19, 2007	10,000

2.3                                 Vesting Date Cash Awards.  Within 30 days following each Vesting Date, the Company shall pay a cash award to the Grantee in an amount equal to forty percent (40%) of the Fair Market Value (as defined in the Plan), as of such Vesting Date, of the Restricted Stock Award Shares as to which the Forfeiture Restrictions lapse on the applicable Vesting Date (each, a “Cash Award”).

2.4                                 Termination of Employment or Other Service.

(a)                                  Termination Due to Death, Disability or Retirement.

(i)                                     In the event the Grantee’s employment or other service with the Company and all Subsidiaries is terminated by reason of death or Disability (as defined in the Plan), all unvested Restricted Stock Award Shares then held by the Grantee will become fully vested and a Cash Award will be paid.

(ii)                                  In the event the Grantee’s employment or other service with the Company and all Subsidiaries is terminated by reason of Retirement (as defined in the Plan), all unvested Restricted Stock Award Shares then held by the Grantee will continue to vest in the manner provided in Section 2.2 hereof and Cash Awards will be paid in the manner proved in Section 2.3 hereof.

(b)                                 Termination for Reasons Other Than Death, Disability or Retirement.  In the event that the Grantee’s employment or other service with the Company and all Subsidiaries is terminated prior to February 19, 2007 for any reason other than death, Disability or Retirement, all rights of the Grantee under the Plan and this Agreement will immediately terminate without notice of any kind, and all Restricted Stock Award Shares then held by the Grantee that have not vested will be terminated and forfeited and no further Cash Awards will be paid; provided, however, that if such termination is due to any reason other than voluntary termination by the Grantee or termination by the Company for “cause” (as defined in the Plan), the Committee may, in its sole discretion and without obligation to exercise such discretion, and in such manner as the Committee may determine, cause Restricted Stock Award Shares to vest and/or continue to vest or become free of transfer restrictions, as the case may be, following such termination of employment or service; and, to the extent such vesting or continued vesting is permitted, Cash Awards will be paid.

2.5                                 Change in Control.

(a)                                  Impact of Change in Control.  If a Change in Control (as defined in the Plan) of the Company occurs, this Restricted Stock Award, if it has been outstanding for more than six months, will become immediately fully vested and non-forfeitable, and a Cash Award will be paid, regardless of whether the Grantee remains in the employ or other service of the Company.

(b)                                 Limitation on Change in Control Payments.  Notwithstanding Section 2.5(a) to the contrary, if, with respect to the Grantee, acceleration of the vesting of this Restricted Stock Award (which acceleration could be deemed a “payment” within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)), together with any other payments which the Grantee has the right to receive from the Company or any corporation which is a member of an “affiliated group” (as defined in Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), the payments to the Grantee as set forth herein will be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that if the Grantee is subject to a separate agreement with the Company (including that certain letter agreement between Company and Grantee, dated        , as the same may subsequently be amended or replaced from time to time (the “Change in Control Agreement”)) that expressly addresses the potential application of Sections 280G or 4999 of the Code to amounts to be received by Grantee upon a Change of Control (including, without limitation, that “payments” under such agreement or otherwise will be reduced, that the Grantee will have the discretion to determine which “payments” will be reduced, that such “payments” will not be reduced or that such “payments” will be “grossed up” for tax purposes), then this Section 2.5(b) will not apply, and any “payments” to the Grantee pursuant to Section 2.5(a) of this Agreement will be treated as “payments” arising under such separate agreement.

3.                                      Issuance of Restricted Stock Award Shares.

3.1                                 Rights as a Stockholder; Transferability.  The Grantee will, as soon as practicable after the Date of Grant, be recorded on the books of the Company as the owner of the Restricted Stock Award Shares, and the Company will issue five duly issued and executed stock certificates evidencing the Restricted Stock Award Shares.  Subject to the terms of this Agreement, the Grantee will have all voting dividend, liquidation and other rights with respect to the Restricted Stock Award Shares upon becoming the holder of record of such Restricted Stock Award Shares.  Prior to the termination of the Forfeiture Restrictions, such Restricted Stock Award Shares will not be assignable or transferable by the Grantee, either voluntarily or involuntarily, and may not be subjected to any lien, directly or indirectly, by operation of law or otherwise.  Any attempt to transfer, assign or encumber the Restricted Stock Award Shares other than in accordance with this Agreement and the Plan will be null and void, and all Restricted Stock Award Shares will immediately be forfeited to the Company.

3.2                                 Enforcement of Forfeiture Restrictions.  To enforce the Forfeiture Restrictions, the Committee may place a legend on the stock certificates evidencing the Restricted Stock Award Shares that refers to the Forfeiture Restrictions and may require the Grantee to keep such stock certificates, together with stock powers executed in blank, in the custody of the Company or its transfer agent until the Forfeiture Restrictions have terminated.

3.3                                 Dividend Proceeds.  Until vesting, any and all dividends or distributions paid with respect to Restricted Stock Award Shares, including stock dividends or distributions in kind, the proceeds of any stock split or the proceeds resulting from any changes or exchanges described in Section 4 of this Agreement, but excluding ordinary cash dividends paid generally with respect to shares of Common Stock, will be deemed to be “Dividend Proceeds” and will be subject to the Forfeiture Restrictions and other obligations provided for herein to the same extent as the Restricted Stock Award Shares to which such Dividend Proceeds relate.  The Committee may, however, in its sole discretion elect to distribute such Dividend Proceeds to the Grantee as they are made, retain and hold such Dividend Proceeds subject to the Forfeiture Restrictions and other obligations provided for herein or cause such Dividend Proceeds to be paid to the Company pursuant to Section 8 of this Agreement to the extent necessary to satisfy any federal, state or local withholding or other employment-related tax requirements attributable to such Dividend Proceeds.  No adjustment will be made for ordinary cash dividends, Dividend Proceeds or any other rights as to which there is a record date preceding the date the Grantee becomes the holder of record of the Restricted Stock Award Shares.

4.                                      Adjustments.

In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering or divestiture (including a spin-off) or any other change in the corporate structure or shares of the Company, the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation), in order to prevent dilution or enlargement of the rights of the Grantee, will make appropriate adjustments (which determination will be conclusive) as to the number and kind of securities subject to this Agreement.

5.                                      Rights of Grantee.

5.1                                 Employment or Service.  Nothing in this Agreement will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment or other service of the Grantee at any time, nor confer upon the Grantee any right to continue in the employ or other service of the Company or any Subsidiary at any particular position or rate of pay or for any particular period of time.

5.2                                 Breach of Confidentiality or Non-Compete Agreements.  Notwithstanding anything in this Agreement or the Plan to the contrary, and in addition to the terms set forth in Section 6.2 of this Agreement, in the event that the Grantee materially breaches the terms of any confidentiality or non-compete agreement entered into with the Company or any Subsidiary, including but not limited to those provided for in Section 6 of this Agreement, whether such breach occurs before or after termination of the Grantee’s employment or other service with the Company or any Subsidiary, the Committee in its sole discretion may immediately terminate all rights of the Grantee under the Plan and this Agreement without notice of any kind.

6.                                      Grantee Covenants.

6.1                                 Competitive Activities.  Grantee agrees that in the event he voluntarily terminates his employment or service to the Company prior to February 19, 2008, other than for “Good Reason” (as defined below), he will not, without the prior written consent of the Company:

(a)                                  alone or in any capacity (other than by way of holding shares listed on a stock exchange in a number not exceeding five percent of the outstanding class or series so listed) with any other person or entity, directly or indirectly engage in competition with the Company or any Subsidiary, in association with, or as an officer, director, employee, principal, agent or consultant of, any of the peer group companies named, for cumulative total stockholder return comparison purposes, in the Company’s proxy statements issued in the years 2002 through 2007, inclusive, for a period ending one year after the date of termination or on February 19, 2008, whichever is earlier; or

(b)                                 directly or indirectly, solicit for employment, employ or attempt to employ any Tier I-IV employee of the Company or any Subsidiary for a period of one year from the date of termination.

For purpose of this Section 6.1, “Good Reason” will have the meaning provided in the Change of Control Agreement.

6.2                                 Remedies for Breach.  In the event of a breach of either of the covenants set forth in Section 6.1 of this Agreement, then in either such event, the Grantee shall forfeit all vested Restricted Stock Award Shares and any Dividend Proceeds related thereto to the Company, and shall immediately transfer and assign to the Company all such vested Restricted Stock Award Shares and the amount of all Cash Awards and Dividend Proceeds related thereto, or the equivalent number or value thereof; and, in addition to any other legal remedies as may be available to it, the Company shall be entitled to an immediate injunction from a court of competent jurisdiction to prevent the continuation of the breach without further having to show damage.  Notwithstanding the foregoing, the Grantee will not be required to forfeit Cash Awards to the extent equivalent amounts (i) have been paid or remain payable (following the forfeiture provided above) with respect to taxes due upon the vesting of Restricted Stock Award Shares; and (ii) are not otherwise recoverable by the Grantee from taxing authorities by virtue of any credit, any deduction or through any amendment to any prior tax return (regardless of whether Grantee takes such a deduction or credit or files any such amended return).

7.                                      Securities Law and Other Restrictions.

Notwithstanding any other provision of the Plan or this Agreement, the Company will not be required to issue, and the Grantee may not sell, assign, transfer or otherwise dispose of, any Restricted Stock Award Shares, unless (a) there is in effect with respect to the Restricted Stock Award Shares a registration statement under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws or an exemption from such registration, and (b) there has been obtained any other consent, approval or permit from any other regulatory body which the Committee, in its sole discretion, deems necessary or advisable.  The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, the placement of any legends on certificates representing Restricted Stock Award Shares, or the receipt of an opinion of counsel acceptable to the Company, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.

8.                                      Withholding Taxes.

The Company is entitled to (a) withhold and deduct from future wages of the Grantee, or cause to be paid to the Company out of Dividend Proceeds (or from other amounts that may be due and owing to the Grantee from the Company), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any federal, state or local withholding and employment-related tax requirements attributable to the acquisition of the Restricted Stock Award Shares, the receipt of Cash Awards, the receipt of dividends or distributions on the Restricted Stock Award Shares or the termination of the Forfeiture Restrictions applicable to the Restricted Stock Award Shares, or (b) require the Grantee promptly to remit the amount of such withholding to the Company.  In the event that the Company is unable to withhold such amounts, for whatever reason, the Grantee agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal, state or local law.

9.                                      Subject to Plan.

The Restricted Stock Award and the Restricted Stock Award Shares granted and issued pursuant to this Agreement have been granted and issued under, and are subject to the terms of, the Plan.  The terms of the Plan are incorporated by reference in this Agreement in their entirety, and the Grantee, by execution of this Agreement, acknowledges having received a copy of the Plan.  The provisions of this Agreement will be interpreted as to be consistent with the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan.  In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan will prevail.

10.                               Miscellaneous.

10.1                           Binding Effect.  This Agreement will be binding upon the heirs, executors, administrators and successors of the parties to this Agreement.

10.2                           Governing Law.  This Agreement and all rights and obligations under this Agreement will be construed in accordance with the Plan and governed by the laws of the State of Minnesota, without regard to conflicts of laws provisions.  Any legal proceeding related to this Agreement will be brought in an appropriate Minnesota court, and the parties to this Agreement consent to the exclusive jurisdiction of the court for this purpose.

10.3                           Entire Agreement.  This Agreement, the Change in Control Agreement and the Plan set forth the entire agreement and understanding of the parties to this Agreement with respect to the grant and vesting of this Restricted Stock Award and supersede all prior agreements, arrangements, plans and understandings relating to the grant and vesting of this Restricted Stock Award.

10.4                           Amendment and Waiver.  Other than as provided in the Plan, this Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance.

10.5                           Severability.  Whenever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law.  If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid.  The remainder of this Agreement will also continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

The parties to this Agreement have executed this Agreement effective the day and year first above written.

NASH FINCH COMPANY

ATTEST:	By:	/s/ Ron Marshall

/s/ Kathleen McDermott	Its: Chief Executive Officer

By execution of this Agreement, the Grantee acknowledges having received a copy of the Plan.	GRANTEE
/s/ Ron Marshall
(Signature)

Ron Marshall
(Name and Address)